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                                                                    Exhibit 99.1

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[LOGO]                                  News Release
AKSteel

Contacts:  Media - Alan H. McCoy, Vice President, Public Affairs (513) 425-2826
           Investors - James L. Wainscott, Vice President, Treasurer & CFO (513) 425-5392

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                     AK STEEL ANNOUNCES CHANGE OF CONTROL
                    REPURCHASE AND WAIVER OFFERS FOR FORMER
                                  ARMCO NOTES

MIDDLETOWN, OH, October 28, 1999 -- AK Steel (NYSE: AKS) today announced that it has commenced change of control repurchase offers for all $150,000,000 of its 9% Senior Notes Due 2007 (CUSIP No. 04210 AN 0) and $75,000,000 of its 8-7/8%
Senior Notes Due 2008 (CUSIP No. 042170 AR 1). Both series of notes were originally issued by Armco Inc. and were assumed by AK Steel upon the merger with Armco on September 30,1999.

     Because the merger constituted a change of control of Armco, holders have the right, until December 7, 1999, to tender their notes for repurchase at 101% of their principal amount, plus accrued interest to the repurchase date, which also will be December 7, 1999.

     AK Steel said that it is also offering cash payments to holders of notes who agree on or before November 12, 1999 to waive their repurchase rights and not to sell their notes prior to expiration of the change of control offer. The cash payments will be $17.50 for each $1,000 principal amount of the 9% Notes and $20.00 for each $1,000 principal amount of the 8-7/8% notes. Only holders of record as of the close of business on November 2, 1999 will be eligible to receive such cash payments.

     The repurchase offer and the alternative waiver offer are more fully described in a written Change of Control Offer, dated today, copies of which (together with related materials) can be obtained by contacting either the information agent, Innisfree M&A Incorporated, at (888) 750-5834, or AK Steel's financial advisor, Credit Suisse First Boston Corporation, at (800) 820-1653.

     AK Steel produces flat-rolled carbon, stainless and electrical steel products for automotive, appliance, construction and manufacturing markets, as well as standard pipe and tubular steel products. AK Steel is headquartered in Middletown, Ohio. It employs about 11,500 men and women in plants and offices in Middletown, Coshocton, Dover, Mansfield, Warren and Zanesville, Ohio; Ashland, Kentucky; Rockport, Indiana; and Butler, Sharon and Wheatland, Pennsylvania. AK Steel also produces snow and ice control products, and operates a major industrial park on the Houston, Texas ship channel.


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